Investment Sub-Advisory Agreement

AGREEMENT, dated as of January 8, 2014, by and between SSgA Funds Management, Inc., a Massachusetts corporation (the “Adviser”), and Massachusetts Financial Services Company, a Delaware corporation doing business as MFS Investment Management (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 25, 2012 with the SSgA Master Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust (the “Board”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the portfolio(s) specified in Appendix A hereto, each a series of the Trust (each a “Portfolio” and collectively, the “Portfolios”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to engage sub-advisers for each Portfolio of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Portfolio;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

(a) The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Portfolio, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement.  The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation specified in Appendix A hereto.

(b) In the event that the Trust establishes one or more series in addition to the Portfolios with respect to which the Adviser desires to retain the Sub-Adviser to render investment advisory services hereunder, the Adviser shall so notify the Sub-Adviser in writing, indicating the advisory fee to be payable to the Sub-Adviser with respect to each additional Portfolio.  If the Sub-Adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon each such additional Portfolio shall become a Portfolio hereunder.  In such event, a writing signed by both the Adviser and the Sub-Adviser shall be annexed hereto as a part hereof indicating that each such additional Portfolio has become a Portfolio hereunder and reflecting the agreed-upon fee schedule for each such additional Portfolio.

2.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

(a) Subject to the supervision of the Adviser and the Board and consistent with its fiduciary duties to each Portfolio, the Sub-Adviser shall manage the investment operations and determine the composition of the assets assigned to the Sub-Adviser by the Adviser (“portfolio”) of each Portfolio, including the purchase, retention and disposition of the securities and other instruments held by the Portfolio, in accordance with such Portfolio’s investment objective and policies as stated in the then-current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) for such Portfolio contained in the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), as such Prospectus and SAI are amended or supplemented from time to time.  As part of the services it will provide hereunder, the Sub-Adviser shall:

(i)
provide supervision of each Portfolio’s investments, furnish a continuous investment program for the Portfolios, determine from time to time what investments or securities will be purchased, retained or sold by the Portfolios, and what portion of the assets will be invested or held uninvested as cash;

(ii)
maintain books and records with respect to the Trust’s securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Portfolios, the Sub-Adviser and its key investment personnel and operations providing services with respect to the Portfolio; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board, and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iii)
in accordance with procedures and methods established by the Board, which may be amended from time to time, provide reasonable assistance in determining the fair value of all securities and other investments/assets in the Portfolios, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Portfolio for which market prices are not readily available, it being understood that the Sub-Adviser shall not be responsible for determining the value of any such security;

(iv)
provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Portfolio and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent;

(v)
cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust that the Adviser and Sub-Adviser shall agree, and the Adviser upon request from such person, shall keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information; and

(vi)
the Sub-Adviser shall initially determine and make such modifications to the identity and number of shares of the Deposit Securities and the Fund Securities required for a Fund Deposit or Redemption for each Portfolio as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s Custodian with respect to such designation) (capitalized terms have the meaning set forth in the Portfolios’ prospectus).

(b) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform its responsibilities in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the Prospectus and SAI of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented; (iv) the Investment Company Act, the Advisers Act, the applicable provisions of the Internal Revenue Code of 1986, as amended, and the Commodities Exchange Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio(s); (v) the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time as applicable to the services provided by the Sub-Adviser hereunder; (vi) the Trust’s policies and procedures applicable to the services provided by the Sub-Adviser hereunder adopted from time to time by the Board; and (vii) the written instructions of the Adviser.  Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus and SAI and other relevant policies and procedures adopted by the Board and by applicable exemptive and no action relief.  The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document. The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Portfolios or the Adviser, and does not have access to all of the Portfolios' books and records necessary to perform certain compliance testing.  However, to the extent the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing based upon its books and records with respect to the Portfolios, which comprise a portion of the Portfolios' books and records, and upon information and written instructions received from the Portfolios and/or the Adviser.

(c) In furnishing services hereunder, the Sub-Adviser will not consult with any other investment adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets.  (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets.  This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

(d) The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein which may include brokers and dealers affiliated with the Sub-Adviser if and as permitted by applicable law.  The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable.  The Sub-Adviser is directed at all times to seek to execute transactions for each Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI.  In placing any orders for the purchase or sale of investments for each Portfolio, in the name of the Portfolio or its nominees, the Sub-Adviser shall seek to achieve for the Portfolio “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.  In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio.

(f) Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent consistent with the safe harbor set forth in Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause each Portfolio to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser or the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Portfolio or its other advisory clients.  To the extent consistent with Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.  Subject to seeking best execution, the Board or the Adviser may authorize, but not require, the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

(g) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio(s) as well as other clients of the Sub-Adviser and its affiliates, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Portfolio and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio.  The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio, and that the Sub-Adviser will carryout its duties hereunder together with its duties under such relationships.  Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Portfolio any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolio.

(h) The Sub-Adviser will maintain all accounts, books and records with respect to each Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

(i) The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board and consistent with seeking the best interests of each Portfolio, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Portfolio, including, but not limited to:  voting proxies, converting, tendering, exchanging or redeeming securities; filing proofs of claim on behalf of each Portfolio with respect to class action settlements relating to securities transactions executed by Sub-Adviser on behalf of each Portfolio; and participating in workouts, restructurings, and bankruptcy proceedings involving securities held by the Portfolios.  Unless the Adviser or the Board gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting guidelines, a copy of which has been provided to the Adviser. Notwithstanding the foregoing, the Sub-Adviser shall not have the obligation to file proofs of claim and other related documents on the Adviser's or the Portfolios' behalf in connection with bankruptcy proceedings.  With respect to class action settlement proofs of claim, Sub-Adviser will complete each Portfolio's proof of claim and submit it to the Adviser, who shall review, sign and return the executed proof of claim form to the Sub-Adviser in a timely manner sufficient to comply with filing deadlines.  The Sub-Adviser will then submit the executed proof of claim form to the designated filing entity for the class action.  The Sub-Adviser will not submit any class action settlement proofs of claims on behalf of a Portfolio that are not executed by a representative of the Adviser.

3.	COMPENSATION OF THE SUB-ADVISER

The Adviser shall pay the Sub-Adviser an advisory fee with respect to each Portfolio as specified in Appendix A to this Agreement.

4.	LIABILITY AND INDEMNIFICATION

(a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to each Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact relating to the Sub-Adviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) expressly for use therein and provided that the Adviser gave the Sub-Adviser a reasonable advance opportunity to review and comment on all such Portfolio materials that relate to the Sub-Adviser.

(b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to each Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees expressly for use therein and provided that the Adviser gave the Sub-Adviser a reasonable advance opportunity to review and comment on all such Portfolio materials that relate to the Sub-Adviser.

5.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

(a) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Portfolio as contemplated hereby.

(b) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, regulatory agency, involving the affairs of the Portfolio(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

6.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered (or shall qualify for an exemption from registration) for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Sub-Adviser will also promptly notify each Portfolio and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption.  Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer, compliance officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.  Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics (or summaries of such reports and/or records with non-public personal information redacted) but only to the extent such reports and/or records relate to the provision of services hereunder.

(c) The Sub-Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Portfolio(s), policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Portfolio(s) and the Sub-Adviser.

(d) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all material amendments to the Trust and the Adviser at least annually.  Such amendments shall reflect those material changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser’s services hereunder, which are required by the Advisers Act.

(e) The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio(s) or senior management of the Sub-Adviser with management responsibilities relating to the services hereunder, in each case prior to or promptly after, such change.  The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

(f) The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure to manage the Portfolio(s) in accordance with the Portfolio(s)’ stated investment objectives and policies or any applicable law; or (b) any material breach of any of the Portfolio(s)’ or the Sub-Adviser’s policies, guidelines or procedures related to the Portfolio(s).

(g) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(h) The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Portfolio(s), the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority.  However, the Sub-Adviser may use the performance of the Portfolio in its composite performance.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prevent the Sub-Adviser from referring to the names of the Portfolio(s) managed by the Sub-Adviser.

7.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Portfolio(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, provided the Sub-Adviser furnishes in its Form ADV adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts.  It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

8.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act.  Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

9.	REGULATION

Each party agrees to provide reasonable cooperation to the other party in furtherance of this Agreement, including without limitation providing relevant information, reports, or other materials pursuant to a request or requirement of  regulatory and administrative bodies having jurisdiction the party seeking such cooperation.

10.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business.  In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation or reasonably required in order to carryout its business.  Each party shall keep confidential any information obtained in connection with its duties hereunder and is either identified as confidential or by its nature or means of receipt would be considered confidential and disclose such information only if the other party or the Trust (as applicable) has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

11.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio’s outstanding securities.  This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

12.	ASSIGNMENT AND TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party.  This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

13.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to no-action relief granted by the SEC Staff or exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of a Portfolio and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.  The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

Any change, waiver, discharge or termination of a provision of this Agreement, whether or not such change is deemed to be material, may be made only by an instrument in writing signed by both the Adviser and the Sub-Adviser.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Portfolio.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

15.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:           SSgA Master Trust
Christopher Madden, Secretary
State Street Bank and Trust Company
Four Copley Place, CPH0326
Boston, MA 02116

For:           SSgA Funds Management, Inc.

Attn:  Chief Compliance Officer

State Street Financial Center

1 Lincoln Street

Boston, MA  02111

For:           Massachusetts Financial Services Company
Attn: Legal Department
111 Huntington Avenue
Boston, MA 02199

17.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

18.	TRUST AND SHAREHOLDER LIABILITY

           The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio.  The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio(s), nor from the Trustees or any individual Trustee of the Trust.

19.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

20.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.	RIGHTS OF PORTFOLIO

The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against the Sub-Adviser for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of the Sub-Adviser to the same extent as if the Portfolio itself were a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:            /s/Robert J. Manning

Name:             Robert J. Manning
Title:             Chairman and Chief Executive Officer

SSgA FUNDS MANAGEMENT, INC.

By:            /s/Ellen M. Needham

Name:             Ellen M. Needham
Title:             President

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APPENDIX A

Sub-Adviser Compensation

The Adviser shall pay the Sub-Adviser a monthly fee for its services to each Portfolio listed below and any investment company advised by the Adviser and sub-advised by the Sub-Adviser, whose only investment security holdings are shares of a Portfolio (a “Feeder Fund”).  The Sub-Adviser’s compensation will equal 50% of: (i) the aggregate advisory fee paid to the Adviser by a Portfolio and any Feeder Fund investing in such Portfolio (ii) after deducting the aggregate applicable fund operating expenses of the Portfolio and the Feeder Fund, as described in each respective investment advisory agreement. As described in a Feeder Fund’s investment advisory agreement, the Feeder Fund pays the Adviser an advisory fee equal to 0.60% of the Feeder Fund's average daily net assets annually, less the proportional amount of the advisory fee, as well as acquired fund fees and expenses, of the Portfolio in which the Feeder Fund invests.  The Adviser shall compute the fee payable to the Sub-Adviser and shall provide the Sub-Adviser with documentation supporting the calculation of such fee.  (In no event shall the Sub-Adviser be responsible for making payments to the Adviser if aggregate applicable fund operating expenses exceed the aggregate advisory fee payable to the Adviser by a Portfolio and any Feeder Fund investing in such Portfolio.)

Portfolio
SSgA MFS Systematic Core Equity Portfolio
SSgA MFS Systematic Growth Equity Portfolio
SSgA MFS Systematic Value Equity Portfolio

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